Exhibit 10.10.3

AMENDMENT NO. 3

TO

GRAFTECH INTERNATIONAL LTD. 2005 EQUITY INCENTIVE PLAN

WHEREAS, the GrafTech International Ltd. 2005 Equity Incentive Plan (the “Plan”) was adopted, effective May 25, 2005; and

WHEREAS, GrafTech International Ltd. wishes to amend the Plan as permitted therein;

NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2009, as follows:

1. The first sentence of the paragraph at the end the definition of “Change in Control” in Section 2(f) of the Plan is hereby amended to read as follows:

“Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) pursuant to clause (d)(i) or (d)(ii) above, solely because 15% or more of the then outstanding Common Stock or 15% or more of the then outstanding voting securities of the Corporation is or becomes beneficially owned or is directly or indirectly held or acquired by one or more employee benefit plans (or related trusts) maintained by the Company and (ii) only for purposes of determining the timing of a distribution, or delivery of Shares as the case may be, with respect to any Award that is a “deferral of compensation” under Section 409A of the Code, unless the event or circumstance also constitutes a “change in the ownership or effective control” of the Corporation or a “change in the ownership of a substantial portion of the assets” of the Corporation, in each case, within the meaning of Section 409A of the Code and the regulations thereunder (a “409A Change in Control”); provided, however, that such an Award shall still vest upon a Change in Control as defined in the Plan without giving effect to this clause (ii) to the extent an Award Agreement provides for vesting upon a Change in Control as defined in the Plan.”

Approved on behalf of

GRAFTECH INTERNATIONAL LTD. and its Subsidiaries

By:	/S/ MARK R. WIDMAR
Name:	Mark R. Widmar Chief Financial Officer and Vice President
Title:

Date:	April 27, 2010